Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Caesars Entertainment Corporation of our reports dated March 15, 2013, relating to the consolidated financial statements and the consolidated financial statement schedules of Caesars Entertainment Corporation and subsidiaries and the effectiveness of Caesars Entertainment Corporation’s internal control over financial reporting, incorporated by reference in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

June 4, 2013